EXHIBIT 10(xxx)

SUPPLEMENTAL PENSION AGREEMENT

This Supplemental Pension Agreement (the Agreement) is entered on the date indicated below between J. Michael Luttig (the Executive) and The Boeing Company (the Company). The Company hereby agrees to the following:

1.	In addition to any pension benefits Executive earns under any qualified or nonqualified retirement plan sponsored by the Company, the Company agrees to pay Executive the sum of $225,000 each year until Executive’s death, commencing the first of the month after Executive reaches age 65, or in the event of Executive’s death, to Executive’s beneficiary until Executive would have reached age 85, to be paid as follows:

a.	Subject to paragraph 4.a., a lump sum payment of the net present value of a life and 20-year certain annuity commencing the first of the month after Executive reaches age 65, as calculated by the Company’s actuary using the same actuarial assumptions as in effect under the Company’s Pension Value Plan for calculating lump sum payments as of the date such payment is payable. The lump sum will be paid within 30 days after the earlier of (i) the date Executive reaches age 65, or (ii) the date Executive ”separates from service” (as defined below) for any reason, subject to paragraph 4.a.; provided that if Executive is a “specified employee” (as defined below), such lump sum payment shall be made as of the first day of the month following the six month anniversary of the date Executive separates from service (or earlier, if Executive dies), plus simple interest for such six-month delay (or shorter period in the event of Executive’s death) calculated at the discount rate used to determine the lump sum.

b.	Subject to paragraph 4.a., if Executive dies prior to receiving any payment under paragraph 1.a., the net present value of the lump sum payment under paragraph 1.a. as of Executive’s death will be paid to Executive’s beneficiary (or if none, because either Executive has not designated one or the most recently designated beneficiary predeceases Executive, to Executive’s Estate) within 30 days following such death.

2.	Executive may elect to change the form and timing of payment under paragraphs 1.a. and 1.b. above as follows:

a.	Prior to December 31, 2007, Executive may elect to change the form and timing of payment under paragraph 1 above to a life and 20-year certain annuity commencing the first of the month after Executive reaches age 65, or to defer payment of the lump sum to a later payment date, by executing a mutually acceptable payment election form with the Company, subject to the provisions of Internal Revenue Service Notice 2006-79 and the Treasury Regulations under Section 409A of the Internal Revenue Code, as amended (the “Code”).

b.	On and after January 1, 2008, Executive may elect to change the form and timing of payment under paragraph 1 above (as the same may have been changed under 2.a. above) to a life and 20-year certain annuity commencing the first of the month after Executive reaches age 65, or to defer payment of the lump sum to a later payment date, by executing a mutually acceptable payment election form with the Company, provided that, to the extent required by Section 409A of the Internal Revenue Code, such payment election form (i) must be executed at least twelve months prior to the date payment was otherwise scheduled to be made, (ii) may not take effect until at least 12 months after the date on which the election is made, and (iii) must specify a payment date that is at least five years after the date payment was otherwise scheduled to be made. If any such change or deferral results in a payment that is made or commences later than the January after Executive reaches age 65, then:

i.	the applicable payment form shall be increased to the actuarial equivalent of a life and 20-year certain annuity commencing the first of the month after Executive reaches age 65, as calculated by the Company’s actuary; and

ii.	in the case of any installment payments, the date payments to Executive’s beneficiary commence and end shall be correspondingly adjusted to reflect the new scheduled payment commencement date plus 20 years.

3.	Applicable withholdings shall be made from all payments, and the Company shall deduct from any payments any amounts owed by Executive to the Company.

4.	The payments described in paragraph 1 are subject to the following terms and conditions:

a.	If within three years of commencing his employment Executive either voluntarily leaves the Company or is terminated for cause, Executive shall be entitled to no payments. Should either of those events occur after Executive’s three-year anniversary, Executive (or Executive’s beneficiary or estate, as applicable) shall remain entitled to the payments described in paragraph 1.

b.	If, at any time after commencement of employment and prior to reaching age 65, Executive is laid off or becomes unable to work on a permanent basis due to disability (as defined below) or death, having not voluntarily left the Company or been dismissed for cause within three years of commencing his employment, Executive (or Executive’s beneficiary or estate, as applicable) shall remain entitled to the payments described in paragraph 1.

5.

The Compensation Committee of the Company’s Board of Directors (or its delegate) shall make such rules, interpretations, determinations of fact and computations under this Agreement as it may, in its sole and absolute discretion, deem appropriate. Any decision of the Committee with respect to the

Agreement, including (without limitation) any calculation of a payment, shall be conclusive and binding on all persons. Nothing in this paragraph 5 shall give the Committee the unilateral right to change the terms of this Agreement or the amount of the payment due hereunder as described above.

6.	Except to the extent provided in the paragraph 4.a. above, the right of Executive, his beneficiary or estate to receive payments under this Agreement shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of Executive or Executive’s beneficiary or estate.

7.	It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, (a) the parties intend that the terms and provisions of this Agreement be interpreted and applied in a manner that satisfies the requirements and exemptions of code Section 409A, and (b) to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in Executive being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A. For purposes of this Agreement:

a.	“Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

b.	“Separation from service” or “separates from service” means Executive’s death, retirement or termination of employment from the Company within the meaning of Code Section 409A. For purposes of determining whether a Separation from Service has occurred, subsidiaries and affiliates of the Company are only those included by using the language “at least eighty percent (80%)” to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule stated in Treasury Regulation §1.409A-1(h)(3). A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by Executive, to less than fifty percent (50%) of the average level of services performed by Executive during the immediately preceding 36-month period.

c.	“Specified employee” means an employee who is a “specified employee” within the meaning of Code Section 409A. Specified Employee status is determined on the last day of the prior calendar year, to take effect as of April 1 of the next calendar year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the Company rather than the 50 top-paid officers as provided under Code Section 416(i)(1)(A), to the extent permitted under Code Section 409A.

8.	This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

Dated November 14, 2007.

J. Michael Luttig

Executive

The Boeing Company

By Rick Stephens

Title: Senior Vice President, Human Resources and Admin.